Exhibit 99.(p)(23)

Global Credit Advisers, LLC

CODE OF ETHICS AND COMPLIANCE POLICIES AND PROCEDURES

March 2020

100 Park Avenue
35th Floor
New York, NY 10017
212-949-1860

Global Credit Advisers, LLC

CODE OF ETHICS AND COMPLIANCE POLICIES AND PROCEDURES

Table of Contents

1.	Introduction and Basic Principles.		1
	1.1	Introduction.	1
	1.2	Certain Definitions.	5
	1.3	Standards of Conduct.	6
2.	Insider Trading.		6
	2.1	Policy Statement on Insider Trading	6
	2.2	Procedures to Implement Policy on Insider Trading.	10
	2.3	Role of CCO.	11
3.	Certain Transactions in GCA Client Accounts and by GCA Employees.		13
	3.1	Certain Transactions in GCA Client Accounts.	13
	3.2	Certain Transactions by GCA Employees.	13
4.	Personal Transaction and Affiliations Approval and Reporting Procedures.		14
	4.1	Prior Approval.	14
	4.2	Holdings Reports.	15
	4.3	Transactions Reports	15
	4.4	Exceptions to Reporting Requirements.	16
	4.5	Monitoring of Trades against those for GCA Client Accounts.	17
	4.6	GCA Employees’ or their Immediate Family’s Outside Business; Affiliations.	17
	4.7	Certifications.	17
	4.8	Other ‘40 Act Fund-Related Requirements.	17
5.	Gifts and Entertainment.		18
	5.1	Giving Gifts.	18
	5.2	Accepting Gifts.	18
	5.3	Entertainment.	18
	5.4	Pay to Play Rule	19
6.	Electronic Communication and Social Media.		20
	6.1	Background.	20
	6.2	Policy.	20
	6.3	Responsibility	21
	6.4	Procedures	21

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7.	Policy against Discrimination and Harassment		22
8.	Overview of Investment Adviser Complianc		22
	8.1	Violations	22
	8.2	GCA Client Complaints	22
	8.3	Distribution and Acknowledgment of Procedures.	22
	8.4	Prohibited Transactions.	22
9.	Supervision.		23
	9.1	Supervisory Personnel.	23
	9.3	Supervisory Responsibilities	24
	9.4	Review of Policies and Procedures.	24
10.	Private Fund Management.		24
11.	Processing Investor Capital Activity.		25
	11.1	Accepting a New Investor	25
	11.2	Side Letters.	26
	11.3	Processing a GCA Investor’s Redemption.	27
	11.4	Responding to the Death of an Investor	27
	11.5	AML/KYC/CRS Procedures	28
12.	Custody.		33
	12.1	Custody Overview.	33
	12.2	Definition of Custody.	33
	12.3	General Requirements for Advisers with Custody.	34
	12.4	Advisers with Fee Debiting Authority.	34
	12.5	Privately Offered Pooled Investment Vehicles.	34
	12.6	Privately Offered Securities.	35
	12.7	Books and Records Requirements.	36
	12.8	Inadvertent Receipt of Client Assets	36
	12.9	Custodial Arrangements	37
	12.10	The GCA Funds.	37
	12.11	Custodial Agreements.	37
	12.12	Access to Custodians’ Internet Portals.	38
	12.13	Monitoring Assets in Client Accounts.	38
	12.14	Private Fund Capital Controls	38

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13.	Brokerage.		40
	13.1	Brokerage Overview.	40
	13.2	Trading Procedures.	40
	13.3	GCA Client Trade Aggregation Procedures.	42
	13.4	IPO Allocation Procedures.	43
	13.5	Transactions in IPOs.	44
	13.6	Partial Tender Offers	44
	13.7	Investor Referrals	45
	13.8	Cross Trades	45
	13.9	Short Selling and Tagging Requirements.	45
	13.10	Covering Short Sales with Follow-on Public Offerings.	46
	13.11	Transactions in Securities Subject to Rule 144A	47
	13.12	Investments by Private Funds in Registered Investment Companies.	47
	13.13	Trading in Foreign Issuers and Markets.	47
	13.14	Other Trade Restrictions.	47
	13.15	Manipulative Trading Practices.	48
	13.16	Best Execution.	48
	13.17	Initial and Periodic Reviews of Individual Broker-Dealers	49
	13.18	Contemporaneous Reviews	49
	13.19	Soft Dollar and Related Arrangements.	49
14.	Trade Errors / Error Reporting		53
	14.1	Notice to COO or CCO.	54
	14.2	Error Correction.	54
	14.3	Error Memorandum	54
15.	Proxies		55
	15.1	Firm Policy on Proxy Voting and Related Records	55
	15.2	Procedures for Review for Conflicts of Interest.	55
	15.3	Proxy Policy Statement.	56
	15.4	Furnishing Information to GCA Clients.	56

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16.	GCA Client Investment Guidelines; Account Review.		56
	16.1	Investment Guidelines.	56
	16.2	Annual Confirmation of Investment Guidelines.	57
	16.3	Review of Accounts.	57
	16.4	Discretionary Accounts	57
17.	GCA Client Confidentiality.		58
	17.1	Recommendations.	58
	17.2	Portfolio Information.	58
	17.3	Orders	59
	17.4	Regulation S-P.	59
18.	Marketing Private Funds.		59
	18.1	Marketing Overview.	59
	18.2	Substantive, Pre-Existing Relationships.	59
	18.3	Policies and Procedures.	59
	18.4	Global Investment Performance Standards	60
	18.5	Solicitation Arrangements.	60
	18.6	Marketing the GCA Funds	60
	18.7	Investor Qualifications.	60
	18.8	Prohibited Selling Activities for the GCA Funds.	61
	18.9	Permissible Selling Activities for the GCA Funds.	61
	18.10	Tracking Offering Documents and GCA Fund Marketing Materials.	62
19.	Record keeping.		62
	19.1	Preparation, Maintenance, and Retention of Books and Records	62
	19.2	Electronic Records.	69
20.	Interactions with Third Parties		69
	20.1	Background.	69
	20.2	Risks	69
	20.3	Interactions with the Media.	70
	20.4	Interactions with Attorneys.	71
	20.5	Interactions with Government Officials	71
	20.6	Protection of GCA’s Name.	72
	20.7	Involvement in Litigation or Proceedings	73
21.	Review of Third-Party Service Providers.		73
	21.1	Background.	73
	21.2	Risks	73
	21.3	Policies and Procedures	73

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22.	Reporting Requirements.		75
	22.1	Form ADV.	76
	22.2	Investor Eligibility for GCA Funds and Form D.	76
	22.3	Commodity Pool Operator/Commodity Trading Advisor.	77
	22.4	Form PF.	77
	22.5	Form 13F	77
	22.6	Regulation 13D-G.	78
	22.7	Section 16 of the Securities Act	79
	22.8	Currency and Foreign Transactions Reporting.	79
23.	Blue Sky Requirements		81
	23.1	Registration of GCA.	82
24.	Portfolio Valuation		82
	24.1	Market Prices.	82
	24.2	Unreliable Market Prices.	83
	24.3	Fair Value Pricing Methodology.	83
	24.4	Review of Portfolio Valuation Policies.	84
	24.5	GCA Client Fees.	84
25.	Business Continuity Plan.		84
26.	ERISA Requirements		84
	26.1	Introduction: ERISA Fiduciary Liability.	84
	26.2	The Agreement to Provide Services to a Plan.	86
	26.3	Fiduciary Duties of an Investment Manager	87
	26.4	Prohibited Transactions.	88
	26.5	Investments in Private Equity Funds.	91
	26.6	ERISA Bonding Requirements.	92
	26.7	Annual Reporting.	93
	26.8	Recordkeeping.	93
	26.9	Registration of Investment Managers.	93
	26.10	Note Regarding IRAs and Individually-Directed Accounts.	93
27.	Policy and Procedures for Reporting of Possible Misconduct		94
	27.1	Statement of Policy.	94
	27.2	Procedures.	94

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28.	Policies and Procedures Applicable to ‘40 Act Funds		95
	28.1	Acquisition of Investment Company Securities for ‘40 Act Funds (Section 12(d)(1).	95
	28.2	Acquisition of Securities in a Securities Related Business (Rule 12d3-1).	95
	28.3	Advisory Contracts (Section 15)	95
	28.4	Affiliated Brokerage (Rule 17e-1).	96
	28.5	Identification of Affiliates	96
	28.6	[Commodity Futures Trading Commission Regulations.]	97
	28.7	Cross Ownership.	97
	28.8	Cross Trades (Rule 17a-7).	97
	28.9	Diversification (Section 5).	97
	28.10	Exemptive Order Compliance	98
	28.11	[Line of Credit and Interfund Lending.]	98
	28.12	Liquidity Guidelines.	98
	28.13	Portfolio Holdings Disclosure	98
	28.14	Portfolio Management Compliance.	98
	28.15	Repurchase Agreements (Rule 5b-3).	99
	28.16	RIC Status – IRS Requirements	99
	28.17	Senior Securities (Section 18)	99
	28.18	Trading Practices.	99
	28.19	Underwritings.	100

Exhibit A – Trading Authorization Form

Exhibit B – Proxy Policy Statement

Exhibit C – Policy against Discrimination and Harassment

Exhibit D – Privacy Notice

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1.            Introduction and Basic Principles.

1.1            Introduction.

Global Credit Advisers, LLC (“GCA”, or the “Firm”), which is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser, has adopted this code of ethics (“Code of Ethics and Compliance Policies and Procedures”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Although Rule 204A-1 includes a legal requirement that GCA adopt such a code, this Code of Ethics and Compliance Policies and Procedures also reflects GCA’s own high standards for the conduct of its business and for the proper performance of GCA’s duties with respect to its GCA Clients which are primarily private funds (“GCA Clients”). GCA Clients also include one or more funds (“’40 Act Fund” or “’40 Act Funds”) registered under the Investment Company Act of 1940, as amended (the “Company Act”), and this Code of Ethics and Compliance Policies and Procedures also include a code of ethics that is consistent with the requirements of Rule 17j-1 under the Company Act and written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the Company Act) by a ‘40 Act Fund and GCA. This Code of Ethics and Compliance Policies and Procedures represents, therefore, more than a technical regulatory obligation with which all of GCA’s employees (“GCA Employees”) are expected to comply. The principles enunciated herein are central to GCA’s goal of serving the best interests of its GCA Clients.

GCA has reviewed its business, and the attendant risks of unethical conduct, and has drafted this Code of Ethics and Compliance Policies and Procedures on the basis of this review. The Chief Compliance Officer (“CCO”) reviews this Code of Ethics and Compliance Policies and Procedures at least annually and, based on this review, revises this Code of Ethics and Compliance Policies and Procedures as appropriate to keep pace with changes in GCA’s business and applicable law and regulations. Any amendments are distributed to all GCA Employees as soon as practicable after their adoption.

All GCA Employees are required to review this Code of Ethics and Compliance Policies and Procedures, to be familiar with it, and to refer to it and to GCA’s senior management for guidance whenever they have a question about any activity which could have even the appearance of violating this Code of Ethics and Compliance Policies and Procedures or subjecting GCA to any adverse publicity or criticism or concern on the part of GCA Clients.

It is the responsibility of every GCA Employee to comply with applicable laws and regulations and this Code of Ethics and Compliance Policies and Procedures. Failure to comply with applicable laws and regulations and this Code of Ethics and Compliance Policies and Procedures can result in termination, as well as civil and criminal penalties.

1.2            Certain Definitions.

For purposes of this Code of Ethics and Compliance Policies and Procedures, capitalized terms not otherwise defined shall have the following meanings:

1.2.1            Advisers Act. The Investment Advisers Act of 1940, as amended.

1.2.2            Affiliated company and affiliated person. “Affiliated company” means a company which is an affiliated person of another person. “Affiliated person” of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person; (B) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

1.2.3            Automatic Investment Plan. An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

1.2.4            Beneficial Ownership / Beneficial Interest. A person has “Beneficial Ownership” of, or a “Beneficial Interest” in, securities in which he or she has or shares a direct or indirect “financial interest.”

1.2.5            GCA Client. Any person to which GCA provides investment advisory services. Currently, GCA Clients are limited to Private Funds and a ‘40 Act Fund.

1.2.6            Chief Compliance Officer (CCO). Timothy P. Finn is GCA’s Chief Compliance Officer (“CCO”). Unless otherwise provided, the CCO may designate in writing other qualified GCA Employees to implement specific responsibilities assigned to the CCO in this Code of Ethics and Compliance Policies and Procedures.

1.2.7            Chief Financial Officer (CFO). Paul Accardi is GCA’s Chief Financial Officer (“CFO”). Unless otherwise provided, the CFO may designate in writing other qualified GCA Employees to implement specific responsibilities assigned to the CFO in these procedures.

1.2.8            Chief Operating Officer (COO). Brian Hessel is GCA’s Chief Operating Officer (“COO”). Unless otherwise provided, the COO may designate in writing other qualified GCA Employees to implement specific responsibilities assigned to the COO in these procedures.

1.2.9            Company Act. The Investment Company Act of 1940, as amended.

1.2.10            Control. “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company is presumed not to control such company. A natural person is presumed not to be a controlled person. Any such presumption may be rebutted by evidence, but continues until a determination to the contrary made by an order of the SEC.

1.2.11            Exchange Act. The Securities Exchange Act of 1934, as amended.

1.2.12            Federal Securities Laws. Federal Securities Laws means the Advisers Act,the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Company Act, Title V of the Gramm-Leach-Bliley Act, and rules adopted by the SEC under any of these laws, the Bank Secrecy Act (as it applies to ‘40 Act Funds and investment advisers), and any rules adopted thereunder by the SEC or the Department of the Treasury.

1.2.13            ‘40 Act Fund. A ’40 Act Fund is an investment company registered under the Company Act.GCA Employee. Any employee or the Managing Member of GCA. Employees also include “covered associates” as defined in Rule 206(4)-5 under the Advisers Act (the Political Contributions rule). Covered associates are defined as: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the investment adviser or any covered associate defined in Rule 206(4)-5.

1.2.14            Gender; Number. Any terms herein in the male gender shall be deemed to be in the female or neuter gender, and vice versa, as the context may require. Any terms herein in the singular shall be deemed to be plural, and vice versa, as the context may require.

1.2.15            Immediate Family. Immediate Family means a person’s parents, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, child, son-in-law or daughter-in-law, grandchild, or any other person (whether or not a legal or blood relative) who is supported, directly or indirectly, to a material extent by the person.

1.2.16            Managing Member. Steven Hornstein is GCA’s Managing Member(“Managing Member”). Unless otherwise provided, the Managing Member may designate in writing other qualified GCA Employees to implement specific responsibilities assigned to the Managing Member in these procedures.

1.2.17            Portfolio Manager. A Portfolio Manager is a GCA Employee who manages the securities portfolio of a GCA Client.

1.2.18            Private Fund. A Private Fund is a pooled investment vehicle that is not registered or required to be registered under the Company Act.

1.2.19            Reportable Fund. A Reportable Fund means (i) any Private Fund for which GCA serves as investment adviser, or (ii) any ‘40 Act Fund whose investment adviser or principal underwriter is controlled by, or is under common control with, GCA.

1.2.20            Reportable Security. A Reportable Security is any Security other than (i) direct obligations of the U.S. government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares issued by open-end ‘40 Act Funds (excluding ETFs) other than Reportable Funds, and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end ‘40 Act Funds, none of which are Reportable Funds. Each of (i) through (v) being a “Non-Reportable Security.”

1.2.21            Rule. A rule adopted by the SEC under the Advisers Act, unless another law, such as the Exchange Act, is indicated.

1.2.22            SEC. The United States Securities and Exchange Commission.

1.2.23            Securities Act. The Securities Act of 1933, as amended.

1.2.24            Security. Security means any note, stock, bond, investment contract, partnership interests or, in general, any interest or instrument commonly known as a “security”, or any receipt for, guarantee for, or warrant or right to subscribe to or purchase, any of the foregoing. For purposes of this document, the term Security includes any swap or other hybrid or derivative instrument or loan.

1.2.25            A Security “held or to be acquired” by a ‘40 Act Fund. A Security “held or to be acquired” by a ‘40 Act Fund means (A) any Security which, within the most recent fifteen days, (i) is or has been held by a ‘40 Act Fund, or (ii) is being or has been considered by GCA for purchase by the ‘40 Act Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

1.2.26            Supervisory Personnel. The following persons (“Supervisory Personnel”; each a “Supervising Person”), have been assigned supervisory duties with respect to GCA’s advisory business, as described in these procedures:

•      Managing Member

•      COO

•      CCO

•      CFO

Unless otherwise provided, any person identified above may designate in writing other qualified GCA Employees to implement specific responsibilities assigned to him in these procedures.

In addition, the terms “purchase” and “sell” or “sale” shall include, among other things, the buying and selling of an option or other derivative contract on a security.

1.3            Standards of Conduct. GCA has been entrusted with responsibility for providing advice to GCA Clients, who depend on GCA to act in their interests and to maintain the highest ethical standards. GCA requires all GCA Employees to conduct themselves at all times in compliance with the following standards of business conduct:

•	GCA has a strict policy of complying with all applicable laws, rules and regulations, including, but not limited to, Federal Securities Laws.

•	As a fiduciary for GCA Clients, it is GCA’s policy to act in the interests of its GCA Clients and adhere to the highest ethical standards in its dealings with GCA Clients.

•	GCA and GCA Employees shall deal with all GCA Clients in the utmost good faith and shall disclose to GCA Clients all material facts relating to the advisory relationship.

In order to comply with these standards, GCA Employees must be alert for any potential conflict of interest between GCA’s interest and the interests of GCA Clients and for any improper activity on the part of other GCA Employees.

1.3.1            Violations. Each GCA Employee must promptly report any violation ofthis Code of Ethics and Compliance Policies and Procedures or Federal Securities Laws to the CCO.

1.3.2            GCA Client Complaints. Each GCA Employee must promptly report anyGCA Client complaint (oral or written) regarding any violation or alleged violation of this Code of Ethics and Compliance Policies and Procedures to the CCO. The CCO is responsible for investigating the complaint, taking appropriate action, and documenting the investigation and action.

1.3.3            Distribution and Acknowledgement of Code of Ethics and Compliance Policies or Procedures. The CCO must give each GCA Employee a copy of this Code of Ethics and Compliance Policies and Procedures and any amendments. Each GCA Employee must give the CCO written acknowledgment of his receipt of this Code of Ethics and Compliance Policies and Procedures, as amended, by signing, dating and returning the acknowledgment page of this Code of Ethics and Compliance Policies and Procedures to the CCO via ComplySci’s Personal Trading Control Center (“PTCC”).

2.            Insider Trading.

2.1            Policy Statement on Insider Trading.

GCA forbids any GCA Employee from trading, either personally or on behalf of others (including GCA Clients), on the basis of material nonpublic information, or communicating material nonpublic information to others in violation of law (as explained further in this Section). This prohibited conduct is referred to as “insider trading.” GCA’s policy applies to every GCA Employee and extends to activities within and outside his duties at GCA. Any questions regarding GCA’s policy and procedures on insider trading should be referred to the CCO.

2.1.1            Definition of “Insider Trading.” The term “insider trading” generally refers to the purchase or sale of a Security of any issuer, on the basis of material nonpublic information about the Security or issuer, in breach of a duty of trust or confidence that is owed directly or indirectly to the issuer of that Security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

Generally, for this purpose, a purchase or sale of a Security of an issuer is “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was in possession of material nonpublic information when the person made the purchase or sale.

The law prohibits:

•	trading by an insider, while in possession of material nonpublic information, or

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others (“tipping”), when the information was obtained by the tipper under circumstances that would prohibit the tipper from using it for himself.

•	The elements of insider trading and the penalties for this unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the CCO.

2.1.2	Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of these organizations. In addition, GCA may become a temporary insider of a company it advises or for which it performs other services. In order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty.

2.1.3	Duties of Trust or Confidence with Respect to Misappropriation of Material Nonpublic Information. The law generally prohibits trading while in possession of inside information that was misappropriated in breach of a duty of trust or confidence. A “duty of trust or confidence” exists in various circumstances, such as:

•      whenever a person agrees to maintain information in confidence;

•	whenever the person communicating the material nonpublic information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the material nonpublic information expects that the recipient will maintain its confidentiality; or

•	whenever a person receives or obtains material nonpublic information from his or her spouse, parent, child or sibling, provided, however, that the person receiving or obtaining the information may demonstrate that no duty of trust or confidence existed with respect to the information, in certain extremely limited circumstances.

2.1.4	What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of information that GCA Employees should consider material include:

•      Private-side bank debt information,

•	a binding commitment to issue a substantial block of a listed security (or convertible notes or other instruments that are convertible into such a security) at a price below the current market price of that security,

•      dividend changes,

•      earnings estimates,

•      changes in previously released earnings estimates,

•      significant merger or acquisition proposals or agreements,

•      major litigation,

•      liquidity problems, and

•      extraordinary management developments.

Information may be material even though it relates to a projected future event that may or may not occur. For future events, the probability of the event must be factored against its magnitude, as well as how soon it is likely or certain to occur. For example, information that an issuer is in advanced negotiations to be acquired probably would be considered material, even though the issuer has not yet entered into any binding agreement, since the magnitude of that event would be large for that issuer.

If a loan issuer has no public securities, a GCA Employee may elect to be on the private side and have access to non-public information about the issuer and may trade the issuer’s loans based on that nonpublic information.

If a GCA Employee has elected to switch from having access to private information to the public side, at least one Form 10-Q or an equivalent quarterly financial report available to investors must be filed by the issuer before that GCA Employee may trade in the issuer’s Securities.

Material information does not have to relate to a company’s business. For example, a Wall Street Journal reporter was found criminally liable for disclosing to others material information that was not related to a company’s business, but that was expected to affect the market value of the company’s securities. In that case, the material information consisted of the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not for the company. In other words, the principal factors that determine whether information is material are:

•      How “big” is it?

•      How definite is it?

•      How soon is it likely (or certain) to happen?

•	Would the information when made public move the price of the security?

2.1.5	What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Reuters, The Wall Street Journal, Bloomberg, or other publications of general circulation would be considered public.

2.1.6	What is Trading “On the Basis Of” Material Nonpublic Information? The purchase or sale of a Security is “on the basis of” material nonpublic information about the security or issuer if the person making the purchase or sale was in possession of the material nonpublic information when he or she made the purchase or sale, unless he or she can prove that this awareness did not affect his or her decision to trade. Under Exchange Act Rule 10b5-1, a person may be able to rebut the presumption that his or her possession of material inside information resulted in or affected his trading activity if, before becoming aware of the material nonpublic information, he or she had in place a prearranged contract, instruction or plan for the trading activity that met detailed requirements and all trading was done consistent with the contract, instruction or plan. For information on these requirements, contact the CCO.

2.1.7	Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•      civil injunctions,

•      treble damages,

•      disgorgement of profits,

•      jail sentences,

•	civil penalties for the person who committed the violation of up to three times the profit realized or loss avoided, whether or not the person actually benefited (tipper), and

•	civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit realized or loss avoided.

ANY VIOLATION OF THIS POLICY CAN BE EXPECTED TO RESULT IN SERIOUS SANCTIONS BY GCA, INCLUDING DISMISSAL OF THE PERSON(S) INVOLVED.

2.2            Procedures to Implement Policy on Insider Trading. The following procedures have been established to aid GCA Employees in avoiding insider trading, and to aid GCA in preventing, detecting and imposing sanctions against insider trading. Every GCA Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. (See “Penalties for Insider Trading,” above.) If you have any questions about these procedures, you should consult the CCO.

2.2.1	Identifying Inside Information. Before trading for yourself or others, including GCA Client accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Is this information that an investor would consider important in making his investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by filing with the SEC, or by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Has the marketplace had the opportunity to assimilate the information? If it has been communicated to the marketplace, has this been done by means reasonably likely to be noticed by the investing public? If, after consideration of these factors, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•      Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself, your Immediate Family or for a GCA Client.

•	Do not communicate the information inside or outside GCA, other than to the CCO.

•	Restrict access to the information to those at GCA whose duties for GCA give rise to a need for them to know this information.

•	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.2.2            Restricting Access to Material Nonpublic Information. Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within GCA, except the CCO. In addition, care should be taken so that such information is kept secure. For example, files containing material nonpublic information should be sealed or otherwise protected; access to computer files containing material nonpublic information should be restricted by limiting access to the files.

2.2.3      Resolving Issues Concerning Insider Trading.      If,      after consideration of the factors described above in Sections 2.1.4 and 2.2.1, you have questions remaining as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be disclosed to and discussed with the CCO, and you must have the approval of the CCO, before trading or communicating the information to anyone. Only the CCO is authorized to decide whether or not the information is material and nonpublic. The CCO may consult with legal counsel to the extent necessary or appropriate.

2.2.4            Restricted List Securities. The Restricted List is comprised of companies on which GCA may have material non-public information and which have publicly traded securities.

2.3            Role of CCO. The role of the CCO is critical to the implementation and maintenance of GCA’s policies and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

2.3.1         Prevention of Insider Trading. To prevent insider trading, the CCO will:

•	provide education appropriate to familiarize GCA Employees with GCA’s policies and procedures on insider trading;

•	answer questions about GCA’s policies and procedures on insider trading;

•	resolve issues of whether information received by a GCA Employee is material and nonpublic;

•	review, on a regular basis, and update, as necessary, GCA’s policies and procedures on insider trading; and

•	when it has been determined that a GCA Employee has material nonpublic information,

o	implement measures to prevent dissemination of such information, and

o              if necessary, restrict GCA Employees from trading the securities.

2.3.2            Detection of Insider Trading. To detect insider trading, the CCO will:

•	review the trading activity reports filed by each GCA Employee under Section 4 of this document,

•      review the trading activity of accounts managed by GCA,

•      review the trading activity of GCA’s own account, if applicable, and

•	coordinate these reviews with any related reviews performed by other GCA Employees.

2.3.3	Special Reports to Management. If a GCA Employee learns of a potential violation of this policy on insider trading, he or she must promptly submit a written report to the CCO providing full details.

2.3.4	Annual Review by Management. On an annual basis, the CCO will review the following:

•      existing procedures to detect and prevent insider trading,

•	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation,

•	the current procedures and any improvements that he or she believes desirable, and

•      GCA’s educational program regarding insider trading.

3.            Certain Transactions in GCA Client Accounts and by GCA Employees.

3.1            Certain Transactions in GCA Client Accounts.

A GCA Employee or his Immediate Family must not cause or attempt to cause any GCA Client account to acquire, dispose of, or hold any Security of the same class as a Security in which such GCA Employee or his Immediate Family has direct or indirect Beneficial Ownership (or which is linked in value to a Security in which the GCA Employee or his Immediate Family has a direct or indirect Beneficial Interest) unless the GCA Employee or his Immediate Family has first disclosed in writing to the CCO all facts reasonably necessary to identify the nature of the GCA Employee’s or his Immediate Family’s Beneficial Interest in the Security.

3.2            Certain Transactions by GCA Employees.

GCA Employees or their Immediate Family may own, purchase, or sell securities that are purchased or sold for GCA Client accounts. If the GCA Employee or his Immediate Family purchases or sells a Security for his or her own account, or for an account in which he or she has Beneficial Ownership, on the same day as a transaction in the same Security is effected for a GCA Client account, the GCA Client account will receive a price not less favorable than the price received by the GCA Employee’s or his Immediate Family’s account, to the extent of the size of the GCA Employee’s or his Immediate Family’s transaction. If a proposed transaction in a Security by a GCA Employee or his Immediate Family requires pre-approval and, in the opinion of the CCO, the proposed transaction would adversely affect the price of a transaction for a GCA Client account that could not be rectified by switching prices, the CCO will not approve the transaction until such time that it will not adversely affect transactions for GCA Client accounts.

The price adjustment provisions will not apply to transactions which would otherwise be covered by this Section, but which are:

•	purchases or sales effected in any account over which the GCA Employee or his Immediate Family or GCA have no direct or indirect influence or control, such as a “blind trust” or an account over which the GCA Employee or his Immediate Family does not have investment discretion;

•	purchases or sales which are non-volitional on the part of either the GCA Employee or his Immediate Family or the GCA Client account;

•	purchases which are a part of an automatic dividend reinvestment plan; and

•	purchases and sales of Non-Reportable Securities.

If GCA Employees or their Immediate Family have accounts with the same broker-dealers that effect securities transactions for GCA Client accounts, GCA may include transactions for GCA Employees or their Immediate Family in a bunched order with transactions for GCA Client accounts. In this case, the GCA Employee or his Immediate Family will receive the same price as GCA Client accounts. If, however, in GCA’s opinion, bunching transactions for GCA Employees or his Immediate Family with GCA Client account orders would adversely affect the price of the bunched order, GCA will forego transactions for GCA Employees or their Immediate Family until such time that they will not adversely affect transactions for GCA Client accounts. See Section 12.3 (GCA Client Trade Aggregation Procedures) of this document.

4.            Personal Transaction and Affiliations Approval and Reporting Procedures.

4.1            Prior Approval.

4.1.1            GCA Employees or Immediate Family.

Except as provided in this Section 4 and unless otherwise notified in writing by the CCO, each GCA Employee (for himself or his Immediate Family) must submit a Preclearance Trade request for any Reportable Security by logging on to Compliance Science’s Personal Trading Control Center (PTCC) at https://secure.complysci.com/; then, on the left side of the screen, under “Preclearance,” select “Trade Request” and fill-out and submit the form. Once you receive approval via email from PTCC, you/they have the balance of the trading day to complete the transaction. For those Preclearance Trade requests that cannot be entered in PTCC, the GCA Employee (for himself or his Immediate Family) must submit to the CCO a completed Trading Authorization Form (Exhibit A) for those Reportable Securities transactions. Every Trade Request must be approved by two of the Managing Member (Steven Hornstein), Chief Operating Officer (Brian Hessel) or the CCO (Timothy Finn) (collectively, the “Authorized Signatories”). The Trade Request is valid for only one business day (except in connection with non-volitional orders which may be executed in the future, i.e., Stop and Limit Orders - these orders must be approved however on the order date).

4.1.2            IPOs, Limited Offerings and Certain ‘40 Act Funds. Before a GCA Employee

or his Immediate Family directly or indirectly can acquire a Beneficial Interest in any Security in an initial public offering or a Limited Offering or ‘40 Act Funds that are GCA Clients, ETFs or closed-end ‘40 Act Funds, he must submit a completed Trading Authorization Form (Exhibit A) in writing and receive written approval from two of the Authorized Signatories. In determining whether to grant approval, the Authorized Signatories will take into account that it is not improper for a GCA Employee or his Immediate Family, or any account in which a GCA Employee or his Immediate Family has Beneficial Ownership, to engage in a purchase or sale of a Security that such GCA Employee or his Immediate Family knows or has reason to know is held or to be acquired by GCA Client accounts, if, in the judgment of the Authorized Signatories, such transaction is:

•	only remotely potentially harmful to GCA Client accounts because it would be unlikely to affect trading in or the market value of the Security; or

•	clearly not related economically to the securities to be acquired, disposed of or held by GCA Client accounts; or

•	in light of all relevant facts and circumstances, otherwise not disadvantageous to GCA Client accounts.

4.2            Holdings Reports.

Except as provided in Section 4.4, every GCA Employee or his Immediate Family must submit to the CCO a report indicating all of the Securities in which he has any direct or indirect Beneficial Ownership. This report is due within 10 business days after any GCA Employee is hired and will be updated at least annually thereafter on a date selected by the CCO. If the GCA Employee or his Immediate Family opens an account containing Reportable Securities at a broker, dealer, bank or other intermediary not listed in the most recently submitted Holdings Report, he will promptly update the list.

4.2.1	Each Holdings Report required by this Section 4.2 shall contain the following information:

•	The title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security;

•	The name of every broker, dealer, bank or other intermediary that holds an account containing any securities (including non-Reportable Securities) for the direct or indirect benefit of the GCA Employee or his Immediate Family; and

•	The date on which the report is submitted.

4.2.2	The information contained in any Holdings Report required by this Section 4.2 must be current as of a date no more than 45 calendar days before the date on which any person becomes a GCA Employee (for initial Holdings Reports) or no more than 45 days prior to the date on which the report is submitted (for annual Holdings Reports).

4.3            Transactions Reports.

Except as provided in Section 4.4, every GCA Employee or his Immediate Family must submit a quarterly report via PTCC to the CCO reporting any transaction in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in any Reportable Security that occurred during such quarter in an account (“Transactions Report”). This report should also list any new accounts opened within the quarter being reported. This report shall be due within 30 days after the end of the applicable calendar quarter and may contain a statement that the report should not be construed as an admission by the person making the report that, for purposes of the Exchange Act, he has any direct or indirect Beneficial Interest in the Security.

4.3.1            Each Transactions Report required by this Section 4.3 shall contain the following information:

•	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date on which the report is submitted.

4.3.2          In addition, every GCA Employee or his Immediate Family must arrange to have his broker send to PTCC duplicate statements for each account in which the trading of Reportable Securities is or may be transacted.

4.4            Exceptions to Reporting Requirements.

Notwithstanding the provisions of the foregoing Sections 4.2 and 4.3, no GCA Employee or his Immediate Family is required to submit any such:

4.4.1         Holdings Reports or Transactions Reports regarding securities held in accounts over which he has no discretion, or which have no Reportable Securities; however, all GCA Employees or their Immediate Family must disclose the existence of such accounts to the CCO (including discretionary separately managed accounts and mutual fund-only accounts, except for accounts holding ‘40 Act Funds that are GCA Clients). The CCO may, on a sample basis, request holdings reports and transaction reports for such accounts to identify transactions that may have been prohibited if not for this exception. Additionally, GCA Employees or their Immediate Family that have such accounts must attest at least annually that s/he has not instructed a third-party adviser to execute trades on his/her behalf within these accounts;

4.4.2      Transactions Reports regarding transactions effected pursuant to an Automatic Investment Plan; or

4.4.3        Transactions Reports in cases where the report would duplicate information contained in broker trade confirmations or account statements that GCA has otherwise received and kept on file, so long as these documents are received by GCA no later than 30 days after the end of the applicable calendar quarter.

4.5            Monitoring of Trades against those for GCA Client Accounts.

The CCO will periodically (but no less frequently than once a year) compare trades reported by GCA Employees or their Immediate Family to trades arranged by GCA for GCA Client accounts. In doing so, the CCO will look for evidence of improper trading and misuse of information by GCA Employees or their Immediate Family in trading for accounts in which they hold a Beneficial Interest.

•	One form of improper trading for which the CCO will review accounts is “front running,” which is the practice (prohibited by law and Firm policy) of trading ahead of GCA Client accounts.

4.6            GCA Employees’ or their Immediate Family’s Outside Business; Affiliations.

4.6.1	Outside Business Activities. A GCA Employee or his Immediate Family is required to obtain the written approval of the CCO prior to serving as an officer, director, employee, or consultant or in any similar capacity, for any company or enterprise unaffiliated with GCA, unless such post is in connection with the normal and ordinary activities of such GCA Employee’s employment with GCA. This information is viewed not only for purposes of enforcing insider trading policy but also for potential conflicts of interest.

4.6.2	List of Accounts and Affiliations. Each GCA Employee or his Immediate Family must give the CCO a list, to be updated whenever any of the information therein changes, identifying:

•	his service as a director or officer of any corporation or similar entity; and

•	his direct or indirect Beneficial Ownership of 5.0% or more of the stock of any corporation or similar entity.

4.7            Certifications.

Every GCA Employee or his Immediate Family must certify compliance with GCA’s policies and procedures on insider trading and personal securities transactions and furnish a complete list of securities in which he has a Beneficial Interest to the CCO upon request. The CCO requests such certification and a copy of such securities list from each GCA Employee or his Immediate Family at least annually.

4.8            Other ‘40 Act Fund-Related Requirements.

4.8.1	No GCA Employee shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any ‘40 Act Fund that is a GCA Client: (i) employ any device, scheme or artifice to defraud such ‘40 Act Fund; (ii) make to such ‘40 Act Fund any untrue statement of a material fact or omit to state to such ‘40 Act Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business which would operate as a fraud or deceit upon such ‘40 Act Fund; or (iv) engage in any manipulative practice with respect to a ‘40 Act Fund.

4.8.2	With respect to each ‘40 Act Fund that is a GCA Client, GCA shall: (i) promptly report to the appropriate ‘40 Act Fund in writing any material amendments to this Section 4; (ii) promptly furnish to such ‘40 Act Fund, upon request, copies of any reports made pursuant to this Section 4 by any GCA Employee; (iii) immediately furnish to such ‘40 Act Fund, upon request, all material information regarding any violation of this Section 4 by any GCA Employee; and (iv) at least once a year, provide such ‘40 Act Fund a written report that describes any issue(s) that arose during the previous year under this Section 4, including any material violations and any resulting sanction(s), and a certification that it has adopted measures reasonably necessary to prevent its personnel from violating this Section 4.

5.            Gifts and Entertainment.

GCA has adopted the following policies to avoid the appearance of conflicts or actual conflicts that may arise from providing or accepting gifts and entertainment.

5.1            Giving Gifts.

GCA Employees and their Immediate Family are not permitted to give gifts, gratuities or other favors to any person or firm where the payment relates in any way to the business of the recipient or the recipient’s employer or to government officials, except to the extent such gifts are in compliance with applicable law, of insignificant value, and not given in consideration or expectation of any action by the recipient.

5.2            Accepting Gifts.

GCA Employees must not accept, or permit any member of their Immediate Family to accept, any gifts, gratuities or other favors from any GCA Client, supplier or other person doing or seeking to do business with GCA, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to the CCO.

5.3            Entertainment.

Common sense and moderation should prevail in travel and business entertainment undertaken on behalf of GCA. GCA Employees and their Immediate Family should not provide, or accept, business entertainment to or from anyone doing business or seeking to do business with GCA unless the entertainment is infrequent, reasonable in the circumstances and intended to serve legitimate business goals.

5.4            Pay to Play Rule.

Rule 206(4)-5 addresses so-called “pay to play” practices in which investment advisers make campaign contributions to elected officials of state or municipal governments in order to influence the award of contracts to manage public pension plan assets and other government investment accounts. The rule applies to SEC-registered investment advisers, certain exempt reporting advisers, and foreign private advisers, who provide investment advisory services, or are seeking to provide investment advisory services, to state and municipal government entities.

a. Prohibitions. The rule contains three main prohibitions:

(i)            Two-Year Time Out. An investment adviser is prohibited from receiving compensation for providing advice to a government entity, either directly or through a “covered investment pool,” within two years after a contribution by the adviser, or by any of its “covered associates” (which include the adviser’s general partner or managing member, executive officers or other individuals with a similar status or function, solicitors, and political action committees they control) to an official of that government entity who can influence the award of advisory business.

(ii)            Third Party Solicitor Ban. Neither an investment adviser nor any of its covered associates may provide or agree to provide, directly or indirectly, payment to any third party to solicit government clients for GCA unless such person is a “regulated person.”

(iii) Bundling Ban. Rule 206(4)-5 prohibits an adviser and its covered associates from “bundling” others’ contributions -- i.e. coordinating or soliciting any person or political action committee to make (A) any contribution to an official of a government entity to which the adviser is providing or seeking to provide investment advisory services; or (B) any payment to a political party of a state or locality where GCA is providing or seeking to provide investment advisory services to a government entity.

b. Catch-All Provision. Rule 206(4)-5(d) prohibits acts done indirectly, which, if done directly, would violate the rule.

c. Covered Investment Pools. Rule 206(4)-5 includes a provision that applies each of the prohibitions of the rule to an adviser that manages assets of a government entity through a “covered investment pool” defined as (i) any investment company registered under the Company Act that is an investment option of a plan or program of a government entity; or (ii) any company that would be an investment company under section 3(a) of the Company Act but for the exclusions from that definition provided by section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

d. Recordkeeping. Rule 204-2 was amended to require registered advisers that provide investment advisory services to a government entity, or to a covered investment pool in which a government entity is an investor, to make and keep certain records related to the pay to play rule.

The giving and acceptance of any payments or other consideration in the nature of bribes and kickbacks are absolutely prohibited by law and Firm policy. Additionally, GCA Employees must obtain pre-clearance from the CCO before making any campaign contributions to candidates for, or incumbent, state and municipality official office.

6.            Electronic Communication and Social Media.

6.1            Background.

As a result of recent financial industry issues and several regulatory actions against major firms involving very significant fines, financial industry regulators, e.g., SEC and FINRA are focusing attention on adviser and broker-dealer policies and practices on the use of email, other electronic communications and retention practices.

The Books and Records rule (Rule 204-2(a) (7)) provides that specific written communications must be kept including those relating to a) investment recommendations or advice given or proposed; b) receipt or delivery of funds or securities; and c) placing and execution of orders for the purchase or sale of securities.

All electronic communications are viewed as written communications, and the SEC has publicly indicated its expectation that firms retain all electronic communications for the required record retention periods. If a method of communication lacks a retention method, then it must be prohibited from use by GCA.

Further, SEC regulators also will request and expect all electronic communications of GCA Employees to be monitored and maintained for the same required periods.

E-mails consisting of spam or viruses are not required to be maintained.

6.2            Policy.

GCA’s policy provides that e-mail, instant messaging, social networks and other electronic communications are treated as written communications and that such communications must always be of a professional nature. GCA’s policy covers electronic communications for GCA, to or from GCA Clients, any personal e-mail communications within GCA and social networking sites.

All Firm and GCA Client related electronic communications must be on GCA’s systems, and use of personal e-mail addresses, personal social networks and other personal electronic communications for Firm or GCA Client communications is prohibited. GCA prohibits any use of social networking sites of any confidential Firm information including any information about GCA Clients, investment recommendations or trading activities. GCA prohibits the use of file hosting services (e.g. Google Drive, Dropbox) for GCA business related purposes.

GCA prohibits employees from creating or maintaining any individual blogs or network pages on behalf of GCA.

Firm employees may divulge GCA’s name and their position on a professional network such as LinkedIn. Any information beyond that is prohibited without prior approval from the CCO.

While Firm employees may divulge GCA’s name as their employer on social network sites such as Facebook, GCA Employees should not divulge their position or discuss GCA, their role or any other information relating to their employment. Any communication on any other social network site is prohibited.

6.3            Responsibility.

Each employee has an initial responsibility to be familiar with and follow GCA’s e-mail and electronic communication policy with respect to their individual communications. The CCO has the overall responsibility for making sure all employees are familiar with GCA’s policy, implementing and monitoring GCA’s policy, practices and recordkeeping.

6.4            Procedures.

GCA has adopted procedures to implement its policy and conduct reviews to monitor and ensure that GCA’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

6.4.1	GCA’s e-mail and electronic communication (social media) policy has been communicated to all persons within GCA and any changes in the policy are promptly communicated.

6.4.2	E-mails and any other electronic communications relating to GCA’s advisory services and GCA Client relationships are maintained and monitored by compliance on an on-going basis through sampling of e-mails and IMs archived by GCA’s archiving vendor (Global Relay).

6.4.3	All GCA and GCA Client related electronic communications must be on GCA’s systems, to, from or copied to a GCA email address

6.4.4	Use of personal e-mail addresses, personal social networks and other personal electronic communications for GCA or GCA Client communications is prohibited.

6.4.5	GCA prohibits employees from creating or maintaining any individual blogs or network pages on behalf of GCA.

6.4.6	GCA prohibits any use on social networking sites of any confidential Firm information including any information about GCA Clients, investment recommendations or trading activities.

6.4.7	GCA prohibits the use of any misleading information.

6.4.8	Electronic communications records are maintained and arranged for easy access and retrieval so as to provide true and complete copies with appropriate backup and separate storage for the required periods.

6.4.9	Electronic communications will be maintained in electronic media for a period of five years.

7.            Policy against Discrimination and Harassment

7.1.1	Please see Exhibit C for GCA’s policy against discrimination and harassment.

Exhibit A – Trading Authorization Form

TRADING AUTHORIZATION FORM

This Form must be completed by each GCA Employee for themselves or their Immediate Family for each Reportable Securities transaction not entered into PTCC. This Form is valid for one business day only (except in connection with non-volitional orders which may be executed in the future, i.e., stop and limit orders, which must be approved on the order date). Capitalized terms have the meanings given to them in the Global Credit Advisers, LLC Code of Ethics and Compliance Policies and Procedures.

Name of Security	Symbol

Number Being Purchased or Sold

Trading Date_______________      , 20___

Name of GCA Employee

I am not aware of any information which, if made public, would materially change the price of the Security being transacted.

Date
GCA Employee Signature

(Two signatures required)

Authorized by		Date
Steven S. Hornstein
Managing Member

Authorized by		Date
Brian L. Hessel
Chief Operating Officer

Authorized by		Date
Date Timothy P. Finn
Chief Compliance Officer

Exhibit B – Proxy Policy Statement

PROXY POLICY STATEMENT

Whenever GCA receives a proxy relating to a GCA Client security, the COO will review any business, financial and personal relationships between GCA and its affiliates, on one hand, and (a) the issuer to which the proxy relates, (b) the issuer’s directors and senior management, and (c) the proxy’s proponent, if other than the issuer, to ascertain if GCA or any of its affiliates has a material1 actual or potential conflict of interest that would require GCA to abstain from voting on behalf of a GCA Client. In performing this review, the COO will consider all actual or potential conflicts of interest and consult with Firm personnel and affiliates as appropriate. For each proxy relating to a GCA Client security, the COO will make a record of this review process and a memorandum of any determination that GCA must abstain from voting and the basis for this decision. The record and memorandum will include, at a minimum, the name of the GCA Client and the security to which the proxy relates, a statement of whether any actual or potential conflict of interest was found, a brief description of the conflict (if any), and a statement of whether GCA would abstain from voting that proxy. Conflicts between the interests of GCA and those of the GCA Client include, but are not limited to, the following situations:

•	situations in which the proponent or opponent of a matter to be voted upon, including the issuer, has a business relationship with GCA or any of its affiliates;

•	situations in which GCA, or an affiliate of GCA, is soliciting, or planning to solicit, a business relationship with the proponent or opponent of the matter to be voted upon;

•	situations in which GCA, or any affiliate of GCA, has a personal relationship with a member of senior management or a director of the issuer seeking the proxy or with any individual nominated to the issuer’s board of directors; and

•	situations in which GCA has a financial interest in the outcome of the vote.

If GCA identifies a material conflict between its interests and those of a GCA Client with respect to any matter on which GCA has authority to vote on behalf of the GCA Client, GCA will abstain from voting on such matter and will notify the GCA Client of this fact. In this event, the GCA Client may decide to vote the proxy on its own behalf or may specifically Identify how it should be voted. The GCA Client may also instruct GCA to abstain from voting.

1 A “material” conflict of interest is one that is sufficiently important and sufficiently likely to influence a reasonable decision-maker. When in doubt about whether a conflict is material, the CCO may consult with appropriate legal counsel.

Exhibit C – Policy against Discrimination and Harassment

POLICY AGAINST DISCRIMINATION AND HARASSMENT

It is the intention of Global Credit Advisers, LLC (the “Firm”) to provide all GCA Employees with employment and advancement opportunities. GCA does not discriminate in employment opportunities or practices on the basis of race, citizenship, color, religion, sex, affectional or sexual orientation, national origin, ancestry, disability, AIDS/HIV status, age, familial status, source of income, military service or any other characteristic protected by federal, state and local laws.

This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, termination, and access to benefits and training.

Any GCA Employee who has questions or concerns about any type of discrimination or harassment in the workplace is encouraged to bring these issues to the attention of the CCO. GCA Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action, up to and including termination of employment.

PROHIBITED HARASSMENT

GCA is committed to providing a work environment that is free of discrimination and unlawful harassment. Actions, words, jokes, or comments based on an individual’s sex, affectional or sexual orientation, race, ethnicity, age, religion, disability or any other legally protected characteristic will not be tolerated.

Sexual harassment under the law includes unwelcome sexual advances, requests for sexual favors, offering or conditioning employment benefits in exchange for sexual favors, and other verbal and physical conduct of a sexual nature when:

•	submission to such conduct is made either explicitly or implicitly a term or a condition of any individual’s employment;

•	submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting the individual; or

•	such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment.

Unlawful sexual harassment includes many forms of offensive behavior and includes gender-based harassment. In addition to the conduct listed above, unlawful sexual harassment includes other unwelcome visual or verbal conduct such as leering, sexual gestures, sexual jokes, flirtations, advances or propositions, displaying suggestive articles, cartoons, pictures or posters, inappropriate comments about an individual’s body, and suggestive or obscene words or jokes.

Other examples of inappropriate and harassing behavior include, but are not limited to, use of racial epithets or slang, making jokes which rely upon stereotypical assumptions about an individual’s race, ethnicity or other protected characteristic, or the distribution of offensive e-mails or materials that are denigrating to individuals based upon their race, ethnicity or other protected characteristic.

Any GCA Employee who wants to report an incident of sexual or other unlawful harassment or discrimination should promptly report the matter to the CCO. GCA Employees can raise concerns and make reports without fear of reprisal. Under no circumstances will GCA tolerate any retaliation against a GCA Employee who makes use of this policy.

Any supervisor or manager who becomes aware of possible sexual or other unlawful harassment must promptly advise the CCO or any member of management.

Reports of sexual or other unlawful harassment will be promptly and thoroughly investigated, and, if improper harassment has occurred, it will be stopped, and steps will be taken to prevent any reoccurrence of the harassment.

Anyone engaging in sexual or other unlawful harassment or retaliation will be subject to disciplinary action, up to and including termination of employment.

Global Credit Advisers, LLC (“GCA”) is committed to maintaining a workplace free from sexual harassment. Sexual harassment is a form of workplace discrimination. GCA Employees are required to work in a manner that prevents sexual harassment in the workplace. This Policy is one component of GCA’s commitment to a discrimination-free work environment. Sexual harassment is against the law22 and all GCA Employees have a legal right to a workplace free from sexual harassment and GCA Employees are urged to report sexual harassment by filing a complaint internally with Timothy Finn, Chief Compliance Officer (“CCO”). GCA Employees can also file a complaint with a government agency or in court under federal, state or local antidiscrimination laws.

Policy:

1.	GCA’s policy applies to all employees, applicants for employment, interns, whether paid or unpaid, contractors and persons conducting business, regardless of immigration status, with GCA. In the remainder of this document, the term “employees” refers to this collective group.

2.	Sexual harassment will not be tolerated. Any employee or individual covered by this policy who engages in sexual harassment or retaliation will be subject to remedial and/or disciplinary action, e.g. counseling, suspension, termination.

3.	Retaliation Prohibition: No person covered by this policy shall be subject to adverse action because the employee reports an incident of sexual harassment, provides information, or otherwise assists in any investigation of a sexual harassment complaint. GCA will not tolerate such retaliation against anyone who, in good faith, reports or provides information about suspected sexual harassment. Any employee of GCA who retaliates against anyone involved in a sexual harassment investigation will be subjected to disciplinary action, up to and including termination. All employees, paid or unpaid interns, or non-employees[3] working in the workplace who believe they have been subject to such retaliation should inform the CCO. All employees, paid or unpaid interns or non-employees who believe they have been a target of such retaliation may also seek relief in other available forums, as explained below in the section below on Legal Protections.

[2]	While this policy specifically addresses sexual harassment, harassment because of and discrimination against persons of all protected classes is prohibited. In New York State, such classes include age, race, creed, color, national origin, sexual orientation, military status, sex, disability, marital status, domestic violence victim status, gender identity and criminal history.

4.	Sexual harassment is offensive, is a violation of GCA’s policies, is unlawful, and may subject GCA to liability for harm to targets of sexual harassment. Harassers may also be individually subject to liability. Employees of every level who engage in sexual harassment, including managers and supervisors who engage in sexual harassment or who allow such behavior to continue, will be penalized for such misconduct.

5.	GCA will conduct a prompt and thorough investigation that ensures due process for all parties, whenever management receives a complaint about sexual harassment, or otherwise knows of possible sexual harassment occurring. GCA will keep the investigation confidential to the extent possible. Effective corrective action will be taken whenever sexual harassment is found to have occurred. All employees are required to cooperate with any internal investigation of sexual harassment.

6.	All employees are encouraged to report any harassment or behaviors that violate this policy. The CCO can provide employees a complaint form to report harassment and file complaints.

7.	Managers and supervisors are required to report any complaint that they receive, or any harassment that they observe or become aware of, to the CCO.

8.	This policy applies to all employees, paid or unpaid interns, and non-employees and all must follow and uphold this policy. This policy must be provided to all employees.

What Is “Sexual Harassment”?

Sexual harassment is a form of sex discrimination and is unlawful under federal, state, and (where applicable) local law. Sexual harassment includes harassment on the basis of sex, sexual orientation, self-identified or perceived sex, gender expression, gender identity and the status of being transgender.

Sexual harassment includes unwelcome conduct which is either of a sexual nature, or which is directed at an individual because of that individual’s sex when:

•	Such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment, even if the reporting individual is not the intended target of the sexual harassment;

[3]	A non-employee is someone who is (or is employed by) a contractor, subcontractor, vendor, consultant, or anyone providing services in the workplace. Protected non-employees include persons commonly referred to as independent contractors, “gig” workers and temporary workers. Also included are persons providing equipment repair, cleaning services or any other services provided pursuant to a contract with the employer.

•	Such conduct is made either explicitly or implicitly a term or condition of employment; or

•	Submission to or rejection of such conduct is used as the basis for employment decisions affecting an individual’s employment.

A sexually harassing hostile work environment includes, but is not limited to, words, signs, jokes, pranks, intimidation or physical violence which are of a sexual nature, or which are directed at an individual because of that individual’s sex. Sexual harassment also consists of any unwanted verbal or physical advances, sexually explicit derogatory statements or sexually discriminatory remarks made by someone which are offensive or objectionable to the recipient, which cause the recipient discomfort or humiliation, which interfere with the recipient’s job performance.

Sexual harassment also occurs when a person in authority tries to trade job benefits for sexual favors. This can include hiring, promotion, continued employment or any other terms, conditions or privileges of employment. This is also called “quid pro quo” harassment.

Any employee who feels harassed should report the incident(s) promptly so that any violation of this policy can be corrected promptly. Any harassing conduct, including a single incident, can be addressed under this policy.

Examples of sexual harassment

The following describes some of the types of acts that may be unlawful sexual harassment and that are strictly prohibited:

•	Physical acts of a sexual nature, such as:

o	Touching, pinching, patting, kissing, hugging, grabbing, brushing against another employee’s body or poking another employee’s body;

o	Rape, sexual battery, molestation or attempts to commit these assaults.

•	Unwanted sexual advances or propositions, such as:

o	Requests for sexual favors accompanied by implied or overt threats concerning the target’s job performance evaluation, a promotion or other job benefits or detriments;

o	Subtle or obvious pressure for unwelcome sexual activities.

•	Sexually oriented gestures, noises, remarks or jokes, or comments about a person’s sexuality or sexual experience, which create a hostile work environment.

•	Sex stereotyping occurs when conduct or personality traits are considered inappropriate simply because they may not conform to other people’s ideas or perceptions about how individuals of a particular sex should act or look.

•	Sexual or discriminatory displays or publications anywhere in the workplace, such as:

o	Displaying pictures, posters, calendars, graffiti, objects, promotional material, reading materials or other materials that are sexually demeaning or pornographic. This includes such sexual displays on workplace computers or cell phones and sharing such displays while in the workplace.

•	Hostile actions taken against an individual because of that individual’s sex, sexual orientation, gender identity and the status of being transgender, such as:

o	Interfering with, destroying or damaging a person’s workstation, tools or equipment, or otherwise interfering with the individual’s ability to perform the job;

o	Sabotaging an individual’s work;

o	Bullying, yelling, name-calling.

Who can be a target of sexual harassment?

Sexual harassment can occur between any individuals, regardless of their sex or gender. New York Law protects employees, paid or unpaid interns, and non-employees, including independent contractors, and those employed by companies contracting to provide services in the workplace. Harassers can be a superior, a subordinate, a coworker or anyone in the workplace including an independent contractor, contract worker, vendor, client, customer or visitor.

Where can sexual harassment occur?

Unlawful sexual harassment is not limited to the physical workplace itself. It can occur while employees are traveling for business or at employer sponsored events or parties. Calls, texts, emails, and social media usage by employees can constitute unlawful workplace harassment, even if they occur away from the workplace premises, on personal devices or during non-work hours.

Retaliation

Unlawful retaliation can be any action that could discourage a worker from coming forward to make or support a sexual harassment claim. Adverse action need not be job-related or occur in the workplace to constitute unlawful retaliation (e.g., threats of physical violence outside of work hours).

Such retaliation is unlawful under federal, state, and (where applicable) local law. The New York State Human Rights Law protects any individual who has engaged in “protected activity.” Protected activity occurs when a person has:

•	made a complaint of sexual harassment, either internally or with any anti-discrimination agency;

•	testified or assisted in a proceeding involving sexual harassment under the Human Rights Law or other anti-discrimination law;

•	opposed sexual harassment by making a verbal or informal complaint to management, or by simply informing a supervisor or manager of harassment;

•	reported that another employee has been sexually harassed; or

•	encouraged a fellow employee to report harassment.

Even if the alleged harassment does not turn out to rise to the level of a violation of law, the individual is protected from retaliation if the person had a good faith belief that the practices were unlawful. However, the retaliation provision is not intended to protect persons making intentionally false charges of harassment.

Reporting Sexual Harassment

Preventing sexual harassment is everyone’s responsibility. GCA cannot prevent or remedy sexual harassment unless it knows about it. Any employee, paid or unpaid intern or non-employee who has been subjected to behavior that may constitute sexual harassment is encouraged to report such behavior to the CCO. Anyone who witnesses or becomes aware of potential instances of sexual harassment should report such behavior to a supervisor, manager or the CCO.

Reports of sexual harassment may be made verbally or in writing. A form for submission of a written complaint is attached to this Policy, and all employees are encouraged to use this complaint form. Employees who are reporting sexual harassment on behalf of other employees should use the complaint form and note that it is on another employee’s behalf.

Employees, paid or unpaid interns or non-employees who believe they have been a target of sexual harassment may also seek assistance in other available forums, as explained below in the section on Legal Protections.

Supervisory Responsibilities

All supervisors and managers who receive a complaint or information about suspected sexual harassment, observe what may be sexually harassing behavior or for any reason suspect that sexual harassment is occurring, are required to report such suspected sexual harassment to the CCO.

In addition to being subject to discipline if they engaged in sexually harassing conduct themselves, supervisors and managers will be subject to discipline for failing to report suspected sexual harassment or otherwise knowingly allowing sexual harassment to continue.

Supervisors and managers will also be subject to discipline for engaging in any retaliation.

Complaint and Investigation of Sexual Harassment

All complaints or information about sexual harassment will be investigated, whether that information was reported in verbal or written form. Investigations will be conducted in a timely manner and will be confidential to the extent possible.

An investigation of any complaint, information or knowledge of suspected sexual harassment will be prompt and thorough, commenced immediately and completed as soon as possible. The investigation will be kept confidential to the extent possible. All persons involved, including complainants, witnesses and alleged harassers will be accorded due process, as outlined below, to protect their rights to a fair and impartial investigation.

Any employee may be required to cooperate as needed in an investigation of suspected sexual harassment. GCA will not tolerate retaliation against employees who file complaints, support another’s complaint or participate in an investigation regarding a violation of this policy.

While the process may vary from case to case, investigations should be done in accordance with the following steps:

•	Upon receipt of a complaint, the CCO will conduct an immediate review of the allegations, and take any interim actions (e.g., instructing the respondent (alleged harasser) to refrain from communications with the complainant), as appropriate. If complaint is verbal, encourage the individual to complete the “Complaint Form” (attached to this policy) in writing. If he or she refuses to prepare a Compliant Form, the CCO will prepare a Complaint Form based on the verbal reporting.

•	If documents, emails or phone records are relevant to the investigation, the CCO will take steps to obtain and preserve them.

•	The CCO will request and review all relevant documents, including all electronic communications.

•	The CCO will interview all parties involved, including any relevant witnesses.

•	The CCO will create a written documentation of the investigation (such as a letter, memo or email), which contains the following:

o	A list of all documents reviewed, along with a detailed summary of relevant documents;

o	A list of names of those interviewed, along with a detailed summary of their statements;

o	A timeline of events;

o	A summary of prior relevant incidents, reported or unreported; and

o	The basis for the decision and final resolution of the complaint, together with any corrective action(s).

•	The CCO will keep the written documentation and associated documents in a secure and confidential location.

•	The CCO will promptly notify the individual who reported the complaint and the individual(s) about whom the complaint was made of the final determination and implement any corrective actions identified in the written document.

•	The CCO will inform the individual who reported the complaint of the right to file a complaint or charges externally as outlined in the next section.

Legal Protections and External Remedies

Sexual harassment is not only prohibited by GCA but is also prohibited by state, federal, and, where applicable, local law.

Aside from the internal process at GCA, employees may also choose to pursue legal remedies with the below governmental entities. While a private attorney is not required to file a complaint with a governmental agency, employees may seek the legal advice of an attorney.

In addition to those outlined below, employees in certain industries may have additional legal protections.

State Human Rights Law (HRL)

The Human Rights Law (“HRL”), codified as N.Y. Executive Law, art. 15, § 290 et seq., applies to all employers in New York State with regard to sexual harassment, and protects employees, paid or unpaid interns and non-employees, regardless of immigration status. A complaint alleging violation of the Human Rights Law may be filed either with the Division of Human Rights (“DHR”) or in New York State Supreme Court.

Complaints with DHR may be filed any time within one year of the harassment. If an individual did not file at DHR, they can sue directly in state court under the HRL, within three years of the alleged sexual harassment. An individual may not file with DHR if they have already filed a HRL complaint in state court.

Complaining internally to GCA does not extend an employee’s time to file with DHR or in court. The one year or three years is counted from date of the most recent incident of harassment.

Employees do not need an attorney to file a complaint with DHR, and there is no cost to file with DHR.

DHR will investigate the employee’s complaint and determine whether there is probable cause to believe that sexual harassment has occurred. Probable cause cases are forwarded to a public hearing before an administrative law judge. If sexual harassment is found after a hearing, DHR has the power to award relief, which varies but may include requiring GCA to take action to stop the harassment, or redress the damage caused, including paying of monetary damages, attorney’s fees and civil fines.

DHR’s main office contact information is: NYS Division of Human Rights, One Fordham Plaza, Fourth Floor, Bronx, New York 10458. You may call (718) 741-8400 or visit: www.dhr.ny.gov.

Contact DHR at (888) 392-3644 or visit dhr.ny.gov/complaint for more information about filing a complaint. The website has a complaint form that can be downloaded, filled out, notarized and mailed to DHR. The website also contains contact information for DHR’s regional offices across New York State.

Civil Rights Act of 1964

The United States Equal Employment Opportunity Commission (“EEOC”) enforces federal anti-discrimination laws, including Title VII of the 1964 federal Civil Rights Act (codified as 42 U.S.C. § 2000e et seq.). An employee can file a complaint with the EEOC anytime within 300 days from the harassment. There is no cost to file a complaint with the EEOC. The EEOC will investigate the complaint, and determine whether there is reasonable cause to believe that discrimination has occurred, at which point the EEOC will issue a Right to Sue letter permitting the individual to file a complaint in federal court.

The EEOC does not hold hearings or award relief, but may take other action including pursuing cases in federal court on behalf of complaining parties. Federal courts may award remedies if discrimination is found to have occurred. In general, private employers must have at least 15 employees to come within the jurisdiction of the EEOC.

An employee alleging discrimination at work can file a “Charge of Discrimination.” The EEOC has district, area, and field offices where complaints can be filed. Contact the EEOC by calling 1-800-6694000 (TTY: 1-800-669-6820), visiting their website at www.eeoc.gov or via email at info@eeoc.gov.

If an individual filed an administrative complaint with DHR, DHR will file the complaint with the EEOC to preserve the right to proceed in federal court.

Local Protections

Many localities enforce laws protecting individuals from sexual harassment and discrimination. An employee should contact the county, city or town in which they live to find out if such a law exists. For example, employees who work in New York City may file complaints of sexual harassment with the New York City Commission on Human Rights. Contact their main office at Law Enforcement Bureau of the NYC Commission on Human Rights, 40 Rector Street, 10th Floor, New York, New York; call 311 or (212) 306-7450; or visit www.nyc.gov/html/cchr/html/home/home.shtml.

Contact the Local Police Department

If the harassment involves unwanted physical touching, coerced physical confinement or coerced sex acts, the conduct may constitute a crime. Contact the local police department.

GLOBAL CREDIT ADVISERS, LLC
SEXUAL HARASSMENT COMPLAINT FORM

New York State Labor Law requires all employers to adopt a sexual harassment prevention policy that includes a complaint form to report alleged incidents of sexual harassment. Global Credit Advisers, LLC’s (“GCA”) policy can be found in your Compliance Manual if you are a GCA employee.

If you believe that you have been subjected to sexual harassment, you are encouraged to complete this form and submit it to: (i) Timothy Finn (tfinn@globalcreditadvisers.com; 212-9491623; GCA, 100 Park Avenue, 35th Floor, NY,NY 10017); or (ii) your supervisor. GCA will not be retaliate against you for filing a complaint.

If you are more comfortable reporting in another manner (such as verbally), Timothy Finn or your supervisor should complete this form, provide you with a copy and then GCA will follow its sexual harassment prevention policy by investigating the claims as outlined at the end of this form.

For additional resources, visit: ny.gov/programs/combating-sexual-harassment-workplace

YOUR INFORMATION

Name:

Work Address:	Work Phone:

Job Title:	Email:

Preferred way to communicate with Timothy Finn or other investigators in this matter:

☐Email	☐Telephone	☐In person

SUPERVISORY INFORMATION:

Supervisor’s Name:

Title:

Work Phone:	Work Address:

Email:

COMPLAINT INFORMATION:

1.	Your complaint of Sexual Harassment is made about:

Name:	Title:

Work Address:	Work Phone:

Relationship to you: ☐Supervisor	☐Subordinate	☐Co-Worker ☐Other

2.	Please describe what happened and how it is affecting you and your work. Please use additional sheets of paper if necessary and attach any relevant documents or evidence.

3.	Date(s) sexual harassment occurred:

Is the sexual harassment continuing? ☐Yes ☐No

4.	Please list the name and contact information of any witnesses or individuals who may have information related to your complaint:

This last question (#5) is optional but may help with the investigation of your complaint.

5.	Have you previously complained or provided information (verbal or written) about related incidents? If yes, when and to whom did you complain or provide information?

If you have retained legal counsel and would like us to communicate/work with them, please provide their contact information below.

Name:

Firm:

Address:

Telephone:

Email:

Employee Signature:	Date:

Instructions for Employers

If you receive a complaint about alleged sexual harassment, follow your sexual harassment prevention policy.

An investigation involves:

•	Speaking with the employee
•	Speaking with the alleged harasser
•	Interviewing witnesses
•	Collecting and reviewing any related documents

While the process may vary from case to case, all allegations should be investigated promptly and resolved as quickly as possible. The investigation should be kept confidential to the extent possible.

Document the findings of the investigation and basis for your decision along with any corrective actions taken and notify the employee and the individual(s) against whom the complaint was made. This may be done via email.

Exhibit D – Privacy Notice

GLOBAL CREDIT ADVISERS, LLC
PRIVACY POLICY NOTICE

Global Credit Advisers, LLC, and the Cayman Islands investment funds (“Funds”) we manage (“we”, “us” or “our”), are committed to protecting the financial privacy of our investors. We maintain a privacy policy to protect the security and confidentiality of our investors’ non-public personal information. This notice explains what types of information we collect about our investors and how we safeguard that information. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal information on individuals connected to you for any reason in relation to your investment with us, this will be relevant for those individuals and you should transmit this document to such individuals or otherwise advise them of its content.

How do we protect the confidentiality and security of your information?

We maintain physical, electronic and procedural safeguards to safeguard your nonpublic personal information. We also restrict access to your non-public personal information within our organization to those employees who need to know that information to provide products or services to you, or to conduct our business. Employees who have access to investor information may use it only for legitimate business purposes. Additionally, we use security and encryption methods to help us identify and prevent breaches and unauthorized disclosure of your non-public personal information.

What non-public personal information do we collect from and about you?

☐	Information we receive from you on applications or other forms, such as your name, address, beneficiaries, Social Security number, family member information, assets, income, and property locations and values.

☐	Information about your transactions with us or others, such as your account balance and other financial information.

☐	Information we receive from consumer reporting agencies and other sources, such as your creditworthiness and employment information.

Why do we collect personal information?

We may collect, store and use personal information for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under the Subscription Agreement and/or the constitutional and operational documents of the Funds; (ii) where this is necessary for compliance with a legal and regulatory obligation to which the Funds are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

What personal information do we disclose about you?

We may disclose personal information to third parties who provide services to us, or to discharge the legal or regulatory requirements. This may include our administrators, custodians, accountants, auditors, lawyers, banks, financing parties, insurers, broker-dealers, AML service providers and back-office service providers, and any regulatory or tax authorities. We also disclose personal information when required by law.

Any cross-border transfer of personal data by us or our duly authorized affiliates and/or delegates shall be in accordance with the requirements of the Data Protection Law, 2017 of the Cayman Islands.

Questions

We value our customers and want you to understand how we use the information we collect. If you have any questions about our privacy policy, please contact Brian Hessel at (212) 949-1860 or by Email at subdocs@globalcreditadvisers.com.

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